Exhibit 10.55

EMPLOYMENT AGREEMENT

This Agreement is made by and between diaDexus, Inc. (the “Company”), and Emilia Zychlinsky Bulaevsky (“Executive”) effective as of January 10, 2011 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Positions; Employment Term; Duties. Executive shall commence employment with the Company on January 10, 2011 (the date the Executive commences employment, the “Employment Commencement Date”) as the Executive Vice President of Product Development & RA/QA – Chief Technical Officer. The Executive shall be an executive officer of the Company. The period of Executive’s employment hereunder is referred to herein as the Employment Term. During the Employment Term, Executive shall render such business and professional services in the performance of her duties, consistent with Executive’s positions within the Company, as shall reasonably be assigned to her by the Company’s Chief Executive Officer. Executive shall receive focal performance reviews periodically.

(b) Obligations. During the Employment Term, Executive shall devote her full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors (the “Board”); provided, however, that i) Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof upon which Executive currently serves, without the approval of the Board; provided, further that Executive may devote a reasonable amount of time to managing her family investments, ii) Executive can remain a consultant to Chrysalis Laboratories, Inc. in connection with which Executive maintains an equity position, and iii) Executive can consult for Hitachi Chemical Diagnostics until June 30, 2011 as part of a transition plan.

2. Employee Benefits; Indemnification Agreement. During the Employment Term, except as otherwise provided herein, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans. Executive shall be entitled to twenty (20) days of paid time off in accordance with the Company’s policies for senior executives of the Company, as may be amended from time to time. For the purposes of this agreement, “paid time off” includes vacation, personal time off, sick leave, family illness, bereavement leave and religious holiday observances.

3. At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes at-will employment. Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

4. Compensation.

(a) Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for her services a base salary at the annualized rate of $275,000 (as may be adjusted from time to time, the “Base Salary”). Such Base Salary shall be paid periodically in accordance with normal Company payroll practices and subject to the applicable withholding. Executive’s Base Salary shall be reviewed annually by the Chief Executive Officer, who will recommend any adjustments to the Compensation Committee of the Board of Directors (the “Compensation Committee”) for approval.

(b) Performance Bonus. Executive shall be eligible to receive annual performance bonuses of up to 35% of Executive’s Base Salary. Executive’s performance for purposes of determining her entitlement to performance bonuses shall be evaluated by the Chief Executive Officer based upon criteria specified by the Compensation Committee. The payment of any bonus under this Section 4(b) shall be subject to Executive’s employment with the Company through the end of the relevant evaluation period. Executive’s annual bonus opportunity shall be reviewed annually by the Chief Executive Officer and approved by the Compensation Committee. Any bonus payable under this Section 4(b) shall be paid on or prior to March 15 of the year following the year to which such bonus relates.

(c) Equity Compensation. Subject to the approval of the Board, at the Board meeting following the Employment Commencement Date, Executive shall be granted an option (the “Option”) to purchase 330,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board. The Option will be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted by law. The Option shall vest and become exercisable with respect to twenty-five percent (25%) of the shares subject thereto on the first anniversary of the Employment Commencement Date and with respect to 1/48th of the shares subject thereto on each monthly anniversary thereafter such that the Option shall be fully vested and exercisable on the fourth (4th) anniversary of the Employment Commencement Date, in each case, subject to Executive’s continuous service to the Company through the applicable vesting date. The Option will otherwise be subject to the terms and conditions of the Company’s current equity incentive plan and a stock option agreement to be entered into between the Company and Executive.

(d) Severance. If Executive experiences a Covered Termination, then, subject to Executive executing and not revoking a standard form of release of claims with the Company in a form acceptable to the Company within sixty (60) days following such termination, (i) Executive shall be entitled to receive an amount equal to six (6) months’ Base Salary, less applicable withholding, in accordance with the Company’s standard payroll practices, (ii) the Company shall reimburse Executive for the group health, dental and vision plan continuation coverage premiums for Executive and, if relevant, her covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for the lesser of (A) six (6) months from the date of Executive’s termination of service, or (B) the date upon which Executive and her covered dependents are covered by similar plans of Executive’s new employer, and (iii) in the event of Executive’s Covered Termination within twelve (12) months following a Change in Control (as defined below), then, effective immediately prior to such Covered Termination, Executive’s options to purchase shares of the common stock of the Company shall become vested and exercisable and/or the restrictions applicable to unvested or restricted shares of the common stock of the Company held by Executive shall lapse, in each case, with respect to that number of shares which would have become vested had Executive remained in continuous service with the Company for an additional six months following the date of Executive’s Covered Termination.

For the purposes of this Agreement, “Cause” means:

(i) A material act of dishonesty made by Executive in connection with Executive’s responsibilities as a service provider;

(ii) Executive’s conviction of, or plea of nolo contendere to, a felony;

(iii) Executive’s gross misconduct in connection with the performance of her duties hereunder; or

(iv) Executive’s material breach of her obligations under this Agreement;

provided, however, that with respect to clauses (iii) and (iv), such actions shall not constitute Cause if they are cured by Executive within thirty (30) days following delivery to Executive of a written explanation specifying the basis for the Company’s beliefs with respect to such clauses.

For the purposes of this Agreement, “Good Reason” shall mean:

(i) A material reduction in Executive’s Base Salary;

(ii) A material reduction in Executive’s authority or duties;

(iii) The requirement that Executive’s principal place of employment materially relocates more than thirty-five (35) miles from its current location; or

(iv) The Company’s material breach of its obligations under this Agreement;

provided, however, that any such condition shall not provide a basis for termination for Good Reason if it is cured by the Company within thirty (30) days following delivery to the Company of a written explanation specifying the basis for the Executive’s beliefs with respect to such condition within ninety (90) days of its first occurrence or if Executive fails to resign within thirty (30) days following the Company’s failure to cure.

For the purposes of this Agreement, “Covered Termination” shall mean the termination of Executive’s employment with the Company by the Company for other than Cause or by the Executive for Good Reason.

For the purposes of this Agreement, “Change in Control” means:

(i) Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. Incumbent Directors shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

The Executive shall not be required to mitigate the value of any severance benefits contemplated by Section 4 of this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

Notwithstanding any provision to the contrary in this Agreement, no amount deemed by the Company to be deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder and any such amount to which Executive becomes entitled shall be paid on the sixtieth (60th) day following Executive’s Covered Termination.

Notwithstanding anything in this Section 4 to the contrary, if the Executive is deemed at the time of her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

5. Total Disability of Executive. If Executive becomes permanently and totally disabled (as defined in accordance with Section 22(e)(3) of the Code or its successor provision) during the term of this Agreement, Executive’s service hereunder shall automatically terminate and Executive shall be treated as having been terminated other than for Cause for purposes of Section 4 of this Agreement.

6. Death of Executive. If Executive dies during the term of this Agreement, Executive shall be treated as having been terminated other than for Cause for purposes of Section 4 of this Agreement.

7. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, successor shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

8. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:

Attn: Chief Executive Officer

diaDexus, Inc.

343 Oyster Point Boulevard

South San Francisco, CA 94080

If to Executive:

Emilia Zychlinsky Bulaevsky, Ph.D.

Or at the last residential address known by the Company.

9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Proprietary Information Agreement Executive has entered into the Company’s standard Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Proprietary Information Agreement”) which is incorporated herein by this reference.

11. Entire Agreement. This Agreement, together with the Proprietary Information Agreement, represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

12. Non-Binding Mediation, Arbitration and Equitable Relief.

(a) The parties agree to make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties hereto, the parties will attempt in good faith to resolve such dispute or claim by non-binding mediation in San Mateo County, California to be conducted by one mediator belonging to the American Arbitration Association. The mediation shall be held within thirty (30) days of the request therefor.

(b) Except as provided in Section 12(e) below, Executive and the Company agree that, to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof which has not been resolved by negotiation or mediation as set forth in Section 12(a) shall be finally settled by binding arbitration to be held in San Mateo County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be confidential, final, conclusive and binding on the parties to the arbitration. Judgment may be entered under a protective order on the arbitrator’s decision in any court having jurisdiction.

(c) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(d) Executive understands that nothing in Section 12 modifies Executive’s at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

(e) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 12, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

13. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by the parties hereto.

14. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with her employment hereunder.

15. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the conflict of law provisions thereof.

16. Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

/s/ Patrick Plewman		1/20/2011
By:	Patrick Plewman	Date
Title:	President and Chief Executive Officer

/s/ Emilia Zychlinsky Bulaevsky		1/21/2011
Emilia Zychlinsky Bulaevsky, Ph.D.		Date